Exhibit 99.3

SELECTED HISTORICAL FINANCIAL DATA AND UNAUDITED PRO

FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Selected Historical Condensed Financial Data of Aileron

The following tables summarize financial data of Aileron Therapeutics, Inc., a Delaware corporation (“Aileron” or the “Company”). The statement of operations data for the nine months ended September 30, 2023, and 2022 and the balance sheet data as of September 30, 2023, have been derived from the unaudited condensed financial statements included in Aileron’s Quarterly Report on Form 10-Q as of and for the fiscal quarter ended September 30, 2023, filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2023. The statement of operations data for the years ended December 31, 2022, and 2021 and the balance sheet data as of December 31, 2022, and 2021 have been derived from the audited financial statements included in Aileron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023. You should read the following selected condensed financial data together with “Aileron’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aileron’s financial statements and the related notes included in Aileron’s Quarterly Report on Form 10-Q as of and for the fiscal quarter ended September 30, 2023, filed with the SEC on October 13, 2023 and included in Aileron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023. Aileron’s historical results are not necessarily indicative of results that should be expected in any future period and Aileron’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ended December 31, 2023.

Selected Condensed Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021

	(in thousands, except share and per share data)
Operating expenses
Research and development	$2,019	$15,565	$17,967	$17,008
General and administrative	6,027	7,379	9,680	9,597
Restructuring and other charges	940	—	—	—

Total operating expenses	8,986	22,944	27,647	26,605

Loss from operations	(8,986)	(22,944)	(27,647)	(26,605)
Interest income	322	180	—	—
Other income (expense), net	271	(18)	318	441

Net Loss	(8,393)	(22,782)	(27,329)	(26,164)

Net loss per share, basic and diluted	$(1.85)	$(5.02)	$(6.02)	$(5.89)

Weighted average common shares outstanding, basic and diluted	4,541,167	4,538,707	4,539,318	4,440,338

Comprehensive loss:

Net loss	$(8,393)	$(22,782)	$(27,329)	$(26,164)
Other comprehensive loss:
Unrealized gain (loss) on investments, net of tax of $0	48	(85)	(35)	(11)

Total other comprehensive gain (loss)	48	(85)	(35)	(11)

Total comprehensive loss	$(8,345)	$(22,867)	$(27,364)	$(26,175)

Selected Condensed Balance Sheet Data:

	As of September 30,	As of December 31,
	2023	2022	2021

	(in thousands)
Cash and cash equivalents	$12,069	$5,194	$3,600
Investments	—	16,048	42,333
Working capital (1)	11,169	18,489	43,669
Total assets	12,822	22,007	48,481
Total liabilities	1,624	3,384	4,577
Accumulated deficit	(281,178)	(272,785)	(245,456)
Total stockholders’ equity	11,198	18,623	43,904

(1)	Working capital is defined as current assets less current liabilities.

Selected Historical Consolidated Financial Data of Lung

The following tables summarize consolidated financial data of Lung Therapeutics, Inc., a Texas corporation (“Lung”). The consolidated statement of operations data for the nine months ended September 30, 2023, and 2022, and the consolidated balance sheet data as of September 30, 2023, have been derived from Lung unaudited condensed consolidated financial statements included as Exhibit 99. 2 to Aileron’s Current Report on Form 8-K/A of which this Exhibit 99.3 is a part. The unaudited condensed consolidated financial statements have not been audited or reviewed by an independent accountant. The consolidated statement of operations data for the years ended December 31, 2022, and 2021, and the consolidated balance sheet data as of December 31, 2022, and 2021, have been derived from Lung audited consolidated financial statements included as Exhibit 99.1 to Aileron’s Current Report on Form 8-K/A of which this Exhibit 99.3 is a part. You should read the following selected financial data together with Lung consolidated financial statements and related notes included as Exhibits 99.1 and 99.2 to Aileron’s Current Report on Form 8-K/A of which this Exhibit 99.3 is a part. Lung historical results are not necessarily indicative of results that should be expected in any future period and Lung results for the interim period are not necessarily indicative of the results that should be expected for the full year ended December 31, 2023.

Selected Consolidated Condensed Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021

	(in thousands)
Revenues:
Licensing revenue	$153	$766	$688	$556
Operating expenses:
Research and development	(10,861)	(16,105)	(22,465)	(15,397)
General and administrative	(4,525)	(5,287)	(6,763)	(4,720)

Total operating expenses	(15,386)	(21,392)	(29,228)	(20,117)

Loss from operations before gains from affiliate	(15,233)	(20,626)	(28,540)	(19,561)
Gain from sale of equity securities in TFF	—	9,400	9,400	9,373

Loss from operations	(15,233)	(11,226)	(19,140)	(10,188)
Other income
Interest income	76	42	99	30
Gain on extinguishment of PPP loan	—	—	—	253
Other income, net	—	—	—	2

Total other income, net	76	42	99	285

Net loss	$(15,157)	$(11,184)	$(19,041)	$(9,903)

Selected Consolidated Condensed Balance Sheet Data:

	As of September 30,	As of December 31,
	2023	2022	2021

	(in thousands)
Cash and cash equivalents	$20	$11,881	$11,483
Working capital (1)	(3,541)	(1,989)	15,231
Total assets	2,288	14,848	20,625
Total liabilities	8,076	19,147	6,289
Convertible preferred stock	70,460	57,025	57,025
Accumulated deficit	(78,601)	(63,444)	(44,403)
Total stockholders’ deficit	(76,248)	(61,324)	(42,689)

(1)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Aileron and Lung

The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and is based on the expectation that the Merger (as defined below) will be treated as a business acquisition using the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”). For accounting purposes, Aileron is considered to be the acquirer in the Merger. This determination is primarily based on the expectation that, immediately following the Merger: (i) Aileron’s equity holders will own a substantial majority of the voting rights in the combined company; (ii) Aileron’s largest stockholder will retain the largest interest in the combined company; (iii) Aileron will designate a majority (4 out of 6) of the initial members of the board of directors of the combined company; and (iv) Aileron’s executive management team will become the management of the combined company.

Aileron will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Merger.

Accordingly, for accounting purposes: (i) the Merger will be treated as the equivalent of Aileron issuing stock to acquire the net assets of Lung, (ii) the net assets of Lung will be recorded based on their fair value in the combined financial statements at the time of closing and (iii) the reported historical operating results of the combined company prior to the Merger will be those of Aileron.

The unaudited pro forma condensed combined balance sheet assumes that the Merger and the Financing (as defined below) were consummated as of September 30, 2023, and combines the historical balance sheets of Aileron and Lung as of such date. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, assumes that the Merger and the Financing were consummated as of January 1, 2022, and combines the historical results of Aileron and Lung for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2023, and as of December 31, 2022, are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” below.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022

	(in thousands, except share and per share data)
Revenues
Licensing revenue	$153	$688
Operating expenses
Research and development	12,880	40,432
General and administrative	10,552	21,194
Restructuring and other costs	940	—

Total operating expenses	24,372	61,626

Loss from operations before gains from affiliate	(24,219)	(60,938)
Gain from sale of equity securities in TFF	—	9,400

Loss from operations	(24,219)	(51,538)
Other income
Interest and other income, net	398	417
Other income	271	—

Total other income, net	669	417

Net loss	$(23,550)	$(51,121)

Net loss per share, basic and diluted	$(0.80)	$(1.73)

Weighted average common shares outstanding, basic and diluted	29,495,512	29,493,663

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:

September 30, 2023
(in thousands)
Cash and cash equivalents	$28,877
Working capital(1)	20,295
Total assets	153,487
Total liabilities	37,503
Accumulated deficit	(285,929)
Total stockholders’ equity	$115,984

(1)	Working capital is defined as current assets less current liabilities.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information are based on Aileron historical financial statements and Lung historical consolidated financial statements as adjusted to give effect to the Merger, accounted for as a business acquisition, and to the issuance of shares of Series X Preferred Stock (as defined below) and Warrants (as defined below) in the Financing.

The Merger

On October 31, 2023, Aileron acquired Lung, pursuant to that certain Agreement and Plan of Merger, dated October 31, 2023 (the “Merger Agreement”), by and among Aileron, AT Merger Sub I, Inc., a Delaware corporation, and a wholly owned subsidiary of Aileron (“First Merger Sub”), AT Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Aileron (“Second Merger Sub”), and Lung. Pursuant to the Merger Agreement, First Merger Sub merged with and into Lung, pursuant to which Lung was the surviving entity and became a wholly owned subsidiary of Aileron (the “First Merger”). Immediately following the First Merger, Lung merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Second Merger,” together with the First Merger, the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The business of Lung will continue as the business of the combined company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of Lung common stock outstanding immediately prior to the effective time, including those shares of Lung common stock issued upon conversion of Lung preferred stock, which conversion occurred immediately prior to the effective time of the Merger, were converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Aileron and shares of Series X Non-Voting Convertible Preferred Stock, par value $0.001 per share, of Aileron (the “Series X Preferred Stock”) based on the exchange ratio calculated in accordance with the Merger Agreement (“Exchange Ratio”). Accordingly, the Merger is expected to be treated as a business acquisition accounted in accordance with US GAAP.

The Financing

Immediately following the closing of the Merger, on October 31, 2023, Aileron entered into a Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with a group of accredited investors, pursuant to which Aileron issued and sold (i) an aggregate of 4,707 shares of Series X Preferred Stock, and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 2,353,500 shares of Aileron common stock (the “Warrant Shares”), for an aggregate purchase price of approximately $18.4 million, which included the conversion of certain convertible promissory notes in the aggregate principal amount of $1.6 million issued by Lung to Bios Partners, the majority stockholder of Lung prior to the closing of the Merger, prior to the closing of the Merger at a 10% discount to the per share price of the Series X Preferred Stock (the “Financing”). The Financing closed on November 2, 2023. Subject to stockholder approval for the conversion rights of the Series X Preferred Stock, each share of Series X Preferred Stock is convertible into 1,000 shares of common stock.

The unaudited pro forma condensed combined balance sheet assumes that the Merger and the Financing were consummated as of September 30, 2023, and combines the historical balance sheets of Aileron and Lung as of such date. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, and year ended December 31, 2022, assumes that the Merger and the Financing were consummated as of January 1, 2022, and combines the historical results of Aileron and Lung for the periods presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Aileron and Lung been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Aileron and Lung, and “Aileron’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q as of and for the fiscal quarter ended September 30, 2023, filed with the SEC on October 13, 2023.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Aileron may materially vary from those of Lung. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, management will conduct a final review of Lung accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Lung results of operations or reclassification of assets or liabilities to conform to Aileron’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in thousands)

	Historical
	Aileron	Lung	Transaction Accounting Adjustments		Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$12,069	$20	$16,788	(a)(b)(d)	$28,877
Prepaid expense and other current assets	699	2,147	—		2,846
Restricted cash	25	—	—		25

Total current assets	12,793	2,167	16,788		31,748
Property and equipment, net	29	3	—		32
Right-of-use lease assets	—	91	(15)	(f)	76
Intangible assets	—	—	104,200	(f)	104,200
Goodwill	—	—	17,404	(f)	17,404
Other assets and restricted cash	—	27	—		27

Total assets	$12,822	$2,288	$138,377		$153,487

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Convertible promissory notes	$—	$720	$(720)	(a)	$—
Accounts payable	484	2,436	893	(a)	3,813
Accrued expense and other current liabilities	1,140	2,110	4,310	(d)(g)	7,560
Deferred revenue	—	346	(346)	(f)	—
Operating lease liabilities, current	—	96	(16)	(f)	80

Total current liabilities	1,624	5,708	4,121		11,453
Deferred revenue	—	2,368	(2,368)	(f)	—
Deferred tax liability	—	—	26,050	(f)	26,050

Total liabilities	1,624	8,076	27,803		37,503

Convertible preferred stock	—	70,460	(70,460)	(a)(c)	—
Stockholders’ equity (deficit):
Common stock	91	1	(1)	(c)(e)	91
Series X convertible preferred stock	—	—	—		—
Additional paid-in capital	292,285	2,352	107,185	(a)(b)(c)(e)(f)	401,822
Accumulated deficit	(281,178)	(78,601)	73,850	(d)(e)(g)	(285,929)

Total stockholders’ equity (deficit)	11,198	(76,248)	181,034		115,984

Total liabilities, convertible preferred stock and stockholders’ equity	$12,822	$2,288	$138,377		$153,487

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments		Pro Forma Combined Total
	Aileron	Lung
Revenues
Licensing revenue	$—	$153	$—		$153
Operating expenses
Research and development	2,019	10,861	—		12,880
General and administrative	6,027	4,525	—		10,552
Restructuring and other costs	940	—			940

Total operating expenses	8,986	15,386	—		24,372

Loss from operations	(8,986)	(15,233)	—		(24,219)
Interest income	322	76	—		398
Other income	271	—	—		271

Total other income, net	593	76	—		669

Net loss	(8,393)	(15,157)	—		(23,550)

Net loss per share, basic and diluted	(1.85)				$(0.80)

Weighted average common shares outstanding, basic and diluted	4,541,167	—		(h)	29,495,512

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Historical
	Aileron	Lung	Transaction Accounting Adjustments			Pro Forma Combined Total
Revenues
Licensing revenue	$—	$688	$—			$688
Operating expenses
Research and development	17,967	22,465	—			40,432
General and administrative	9,680	6,763	4,751	(d	)(g)	21,194

Total operating expenses	27,647	29,228	4,751			61,626

Loss from operations before gains from affiliate	(27,647)	(28,540)	(4,751)			(60,938)
Gain from sale of equity securities in TFF	—	9,400	—			9,400

Loss from operations	(27,647)	(19,140)	(4,751)			(51,538)
Interest and other income, net	318	99	—			417
Total other income, net	318	99	—			417

Net loss	(27,329)	(19,041)	(4,751)			(51,121)

Net loss per share, basic and diluted	$(6.02)	—				$(1.73)

Weighted average common shares outstanding, basic and diluted	4,539,318	—		(h)		29,493,663

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

Description of the Merger

On October 31, 2023, Aileron acquired Lung, pursuant to the Merger Agreement, by and among Aileron, First Merger Sub, Second Merger Sub and Lung. Pursuant to the Merger Agreement, First Merger Sub merged with and into Lung, pursuant to which Lung was the surviving entity and became a wholly owned subsidiary of Aileron. Immediately following the First Merger, Lung merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity. The Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

Under the terms of the Merger Agreement, at the closing of the Merger, Aileron issued to the stockholders of Lung 344,345 shares of Aileron’s common stock, and 19,903 shares of Series X Preferred Stock. In addition, Aileron assumed (i) all Lung stock options immediately outstanding prior to the First Merger, each becoming an option for Aileron’s common stock subject to adjustment pursuant to the terms of the Merger Agreement, and (ii) all warrants exercisable for Lung common stock immediately outstanding prior to the First Merger, each becoming a warrant to purchase Aileron’s common stock, subject to adjustment pursuant to the terms of the Merger Agreement. Immediately following the closing of the Merger, Aileron had 4,885,512 shares of common stock issued and outstanding. The Exchange Ratio is estimated to be approximately 0.1706 shares of Aileron’s common stock for each share of Lung common stock.

Subject to stockholder approval for the conversion rights of the Series X Preferred Stock, each share of Series X Preferred Stock will convert into 1,000 shares of Aileron’s common stock, subject to certain beneficial ownership limitations.

Pursuant to the Merger Agreement, Aileron has agreed to hold a stockholders’ meeting no later than 120 days after the date on which the closing of the Merger occurs to submit certain matters to its stockholders for their consideration, including: (i) the approval of the conversion of the Series X Preferred Stock issued pursuant to the Merger Agreement and the Purchase Agreement into shares of Aileron’s common stock in accordance with Nasdaq Listing Rule 5635(a) and (ii) if deemed necessary or appropriate by Aileron or as otherwise required by law or contract, the approval of an amendment to the certificate of incorporation of Aileron to authorize sufficient shares of Aileron common stock for the conversion of the Series X Preferred Stock issued pursuant to the Merger Agreement and the Purchase Agreement and/or to effectuate a reverse stock split.

The Board of Directors of Aileron (the “Board”) approved the Merger Agreement and the related transactions, and the consummation of the Merger was not subject to approval of the Aileron stockholders.

Each stock option granted under Lung’s 2013 Long-Term Incentive Plan (the “Plan”) that was outstanding immediately prior to the First Merger was assumed by Aileron and became an option to acquire, on the same terms and conditions as were applicable to such Lung stock option immediately prior to the First Merger, a number of shares of Aileron’s common stock equal to the number of shares of Lung common stock subject to the unexercised portion of the Lung stock option immediately prior to the First Merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number) with an exercise price per share for the options equal to the exercise price per share of such Lung stock option immediately prior to the First Merger divided by the Exchange Ratio (rounded up to the nearest whole cent). Such assumed options will continue to be governed by the terms and conditions of the Plan.

Each warrant granted by Lung that was outstanding immediately prior to the First Merger was converted into a warrant to purchase shares of Aileron common stock on the same terms and conditions as were applicable to such Lung warrant immediately prior to the First Merger, a number of shares of Aileron’s common stock equal to the number of shares of Lung common stock subject to the warrant immediately prior to the First Merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number) with an exercise price per share for the warrant equal to the exercise price per share of such Lung warrant immediately prior to the First Merger divided by the Exchange Ratio (rounded up to the nearest whole cent).

Description of the Financing

Immediately following closing of the Merger, Aileron entered into the Purchase Agreement with a group of accredited investors, pursuant to which Aileron issued and sold (i) an aggregate of 4,707 shares of Series X Preferred Stock, and (ii) warrants to purchase up to an aggregate of 2,353,500 shares of Aileron’s common stock, for an aggregate purchase price of approximately $18.4 million, which included the conversion of certain convertible promissory notes in the aggregate principal amount of approximately $1.6 million issued by Lung to Bios Partners, the majority stockholder of Lung prior to the closing of the Merger, prior to the closing of the Merger at a 10% discount to the per share price of the Series X Preferred Stock (see Note 5). The Financing closed on November 2, 2023.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X under the Securities Act and in accordance with U.S. GAAP. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, was prepared using the historical balance sheets of Aileron and Lung as of September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, were prepared using the historical statements of operations and comprehensive loss of Aileron and Lung for the nine months ended September 30, 2023, and for the year ended December 31, 2022, respectively, and gives effect to the Merger and the Financing as if they occurred on January 1, 2022.

For legal and accounting purposes, Aileron is considered to be the acquirer, and the Merger is expected to be accounted for as a business acquisition using the acquisition method of accounting. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805 “Business Combinations” (“ASC 805”), with Aileron as the accounting acquirer, and uses the fair value concepts defined in ASC 820 “Fair Value Measurement” (“ASC 820”).

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Aileron may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Aileron’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values, with the excess of the purchase consideration over the fair value of Lung net assets, allocated to goodwill, if any, and added to those of Aileron. Financial statements and reported results of operations of Aileron issued after completion of the Merger will reflect these values but will not be retroactively restated to reflect the historical financial position or results of operations of Lung. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and thus subject to adjustment and may vary materially from the final purchase price allocation that will be completed within the measurement period, but in no event later than one year following the closing date since, among other reasons, prior to the closing of the Merger, both companies were limited in their ability to share information.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred by Aileron and Lung are estimated to be $4.1 million, out of which $0.9 million were recorded in the historical financial statements for the nine months ended September 30, 2023. The remaining acquisition related transaction costs in the amount of $3.2 million are reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations for those same periods as a reduction in acquisition-related costs because those net costs are not expected to have a continuing impact on the combined company’s results. In addition, Aileron incurred $1.5 million in severance related costs in connection with the acquisition and have been reflected as a pro forma adjustment. See Note 5 below.

Lung and Aileron may incur significant costs associated with integrating their operations following closing of the Merger. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies which may result from the Merger.

To the extent that there are significant changes to the business following closing of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the closing of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Purchase Price

For purposes of this unaudited pro forma condensed combined financial information, the total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of common shares of the combined company issued to Lung stockholders (1)	344,345
Multiplied by the fair value per share of Aileron common stock (2)	$1.17

Estimated fair value of Aileron common stock issued to Lung stockholders	$403
Fair value of Aileron Series X Preferred Stock issued to Lung stockholders	$16,795
Estimated fair value of stock options attributable to pre-combination services (3)	$1,050

Estimated purchase price	$18,248

(1)	The number of shares is based on the Merger Agreement.
(2)	The estimated purchase price was based on the closing price of Aileron’s common stock as reported on the Nasdaq Capital Market on October 31, 2023.
(3)

The acquisition date fair value of these stock options attributable to the pre-combination services is included in the estimated purchase price. The acquisition date fair value of these stock options is calculated based on the number of such stock options expected to vest assuming that the Merger closed on October 31, 2023. The following table presents the assumptions used in the Black-Scholes option-pricing model to determine the estimated acquisition-date fair value of the assumed Lung stock options:

Risk-free interest rate	4.82-5.58%
Expected term (in years)	0.42-6.28
Expected volatility	75-91%
Expected dividend yield	0%

4.	Preliminary Allocation of the Purchase Price

The following summarizes a preliminary estimate of the assets acquired and the liabilities assumed by Aileron as of the Merger date, and includes a reconciliation to the total consideration transferred:

Assets acquired:
Cash, cash equivalents and restricted cash	$194
Property and equipment, net	3
Right of use asset	76
Prepaid expenses and other assets	2,131
Intangible assets	104,200
Other assets	27
Goodwill	17,404

124,035

Liabilities assumed:
Accounts payable	4,453
Accrued expenses and other current liabilities	1,899
Operating lease liabilities	80
Deferred tax liability	26,050

32,482

Net assets acquired	$91,553

As of the completion of the acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

The fair value of IPR&D was capitalized as of the Merger date and accounted for as indefinite-lived intangible assets until completion or disposition of the assets or abandonment of the associated research and development efforts. Upon successful completion of the development efforts, the useful lives of the IPR&D assets will be determined based on the anticipated period of regulatory exclusivity and will be amortized within operating expenses. Until that time, the IPR&D assets will be subject to impairment testing and will not be amortized. The goodwill recorded related to the acquisition is the excess of the fair value of the consideration transferred by the acquirer over the fair value of the net identifiable assets acquired and liabilities assumed at the date of acquisition. The goodwill recorded is not deductible for tax purposes. Goodwill is not amortized.

5.	Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Merger Agreement and the Purchase Agreement.

Based on Aileron’s management’s review of Lung summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of Lung to conform to the accounting policies of Aileron are not expected to be significant.

Both Aileron and Lung have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not previously reflected an income tax benefit or expense within the financial statement period presented. Management has not identified any changes to the income tax positions due to the Merger that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

To reflect $18.4 million in proceeds, less issuance costs of $0.9 million, in connection with the Financing, in which Aileron issued and sold 4,707 shares of its Series X Preferred Stock and warrants to purchase an aggregate of 2,353,500 shares of its common stock. Bios Partners, the majority stockholder of Lung prior to the closing of the Merger, received certain of its shares of Series X Preferred Stock and Warrants by exchanging its convertible promissory notes issued by Lung on September 14, 2023 and October 12, 2023, in aggregate amount of $1.6 million. Based on an assessment of the Warrants’ specific terms in the Purchase Agreement and applicable authoritative guidance in ASC 480 and ASC 815, the combined company will account for the Warrants as equity-classified instruments. The Series X Preferred Stock was also classified as an equity instrument.

(b)	To reflect the payment in the amount of $0.3 million in lieu of fractional shares upon conversion of Lung common and preferred stock into shares of Aileron common stock and Series X Preferred Stock.

(c)	To reflect the conversion of Lung convertible preferred stock into shares of Aileron’s common stock at the closing of the Merger.

(d)

To reflect transaction costs of $3.2 million in connection with the Merger, such as advisor fees, legal fees, printer fees, and accounting expenses that were incurred by Lung and Aileron. As $0.4 million of transaction costs had been already paid by the date of this Current Report on Form 8-K/A to which this Exhibit 99. 3 is a part, the adjustment was recorded as a decrease in cash of $0.4 million, an increase in accrued liabilities of $2.8 million, an increase in general and administrative expenses of $3.2 million and an increase in accumulated deficit of $3.2 million.

(e)	To reflect the elimination of Lung historical equity.

(f)	To reflect application of purchase accounting under the acquisition method.

(g)

To reflect Aileron compensation expense of $1.5 million related to severance payments resulting from pre-existing employment agreements that were payable in cash in connection with the Merger. The adjustment was recorded as an increase in accrued liabilities of $1.5 million, an increase in general and administrative expenses of $1.5 million and an increase in accumulated deficit of $1.5 million.

(h)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2023, and the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the Merger closing date, including the shares issued in the Financing. For the nine months ended September 30, 2023, and the year ended December 31, 2022, the pro forma weighted average shares outstanding has been calculated as follows, after the Exchange Ratio has been applied:

	September 30, 2023	December 31, 2022
Weighted-average Aileron common shares outstanding—basic and diluted	4,541,167	4,539,318
Impact of the Financing assuming consummation and conversion as of January 1, 2022	4,707,000	4,707,000
Impact of Aileron Series X Preferred Stock issued at Merger assuming conversion as of January 1, 2022	19,903,000	19,903,000

Adjusted weighted-average Aileron common shares outstanding—basic and diluted	29,151,167	29,149,318
Impact of Aileron common stock issued to Lung shareholders	344,345	344,345

Pro forma combined weighted average number of shares of common stock—basic and diluted	29,495,512	29,493,663

(i)	The total impact to equity for the above adjustments as reflected in the table below:

				Common Stock
		Series X preferred stock		Aileron		Lung
(in thousands, except share data)		Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Stockholders’ equity
Conversion of outstanding Lung convertible preferred stock into common stock	(c)	—	$—	344,345	$—	90,217,081	$9	$70,451	$—	$70,460
The Financing	(a)	4,707	—	—	—	—	—	17,347	—	17,347
Elimination of Lung historical equity carrying value	(e)	—	—	—	—	(99,462,184)	(10)	(78,591)	78,601	—
Purchase price allocation	(f)	19,903	—	—	—	—	—	98,269	—	98,269
Payment for partial shares in the exchange	(b)	—	—	—	—	—	—	(291)	—	(291)
Retention and severance payments to Aileron employees	(g)	—	—	—	—	—	—	—	(1,526)	(1,526)
Transaction costs associated with the Merger	(d)	—	—	—	—	—	—	—	(3,225)	(3,225)

Total adjustment		24,610	$—	344,345	$—	(9,245,103)	$(1)	$107,185	$73,850	$181,034